Exhibit 10.1

Execution Version

GLOBAL PARTNERS LP

BUSINESS OPPORTUNITY AGREEMENT

BUSINESS OPPORTUNITY AGREEMENT

This Business Opportunity Agreement (this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among the parties listed on the signature pages hereof (each a “Party” and collectively the “Parties”).

RECITALS:

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to those business opportunities in which the Restricted Persons (as defined herein) will not engage unless the Partnership has declined to engage in any such business opportunity for its own account.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AEHC” means AE Holdings Corp., a Massachusetts corporation.

“Affiliate” is defined in the Partnership Agreement.

“Agreement” is defined in the introduction.

“Alliance” means Alliance Energy LLC, a Massachusetts limited liability company.

“Closing Date” means the date of the closing of the transaction by which AEHC will contribute the outstanding equity interest in Alliance pursuant to the Contribution Agreement.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated as of November 21, 2011, among AEHC and the Partnership together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“General Partner” means Global GP LLC, a Delaware limited liability company.

“Limited Partner” is defined in the Partnership Agreement.

“Partnership” means Global Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 9, 2009, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.  No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership, and its direct and indirect Subsidiaries, treated as a single consolidated entity.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Restricted Persons” is defined in Section 2.1.

“Slifka Restricted Businesses” is defined in Section 2.1.

“Slifka Restricted Persons” is defined in Section 2.1.

“Subsidiary” is defined in the Partnership Agreement.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

ARTICLE II
SLIFKA BUSINESS OPPORTUNITIES

Section 2.1             Slifka Restricted Businesses.  Except as permitted by Section 2.2, Alfred A. Slifka and Richard Slifka (the “Slifka Restricted Persons”) shall be prohibited from engaging in, acquiring or investing in, and shall cause each of their Affiliates other than the Partnership Entities (together with the Slifka Restricted Persons, the “Restricted Persons”) not to engage acquire or invest, in any business having assets engaged in the following businesses (the “Slifka Restricted Businesses”):(x)wholesale marketing, retail marketing, sale, distribution and transportation (other than transportation by truck) of refined petroleum products, crude oil, natural gas, ethanol, propane or biofuels; (y) the storage of refined petroleum products, crude oil, natural gas, ethanol, propane, biofuels or asphalt in connection with any of the activities described in (x) above; and (z) such other activities in which the Partnership Group or any of their businesses are engaged or, to the knowledge of the Slifka Restricted Persons, are planning to become engaged.

Section 2.2             Slifka Permitted Exceptions.  Notwithstanding any provision of Section 2.1 to the contrary, the Restricted Persons may engage in the following activities under the following circumstances:

(a)           The ownership of equity interests in, and service as a director and/or officer of, any Partnership Entity and of AEHC;

(b)           The ownership, individually or collectively, of up to 9.9% of a publicly traded entity that engages in Slifka Restricted Businesses so long as neither Slifka Restricted Person serves on the board of directors of such entity; and

(c)           The acquisition of or investment in a Slifka Restricted Business; provided the Partnership has been offered the opportunity to acquire such Slifka Restricted Business in accordance with Section 2.3 and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase such Slifka Restricted Business.

Section 2.3             Procedures.  In the event that any Restricted Person becomes aware of an opportunity to acquire or invest in a Slifka Restricted Business as described in 0, then as soon as practicable, such Restricted Person shall notify the General Partner of such opportunity and deliver to the General Partner all information prepared by or on behalf of such Restricted Person relating to such potential transaction.  As soon as practicable but in any event within 30 days after receipt of such notification and information, the General Partner, on behalf of the Partnership, shall notify such Restricted Person that either (a) the General Partner, on behalf of the Partnership, has elected, with the concurrence of the Conflicts Committee, not to cause a member of the Partnership Group to pursue the opportunity to acquire or invest in such Slifka  Restricted Business, or (b) the General Partner, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) to cause a member of the Partnership Group to pursue the opportunity to acquire or invest in such Slifka Restricted Business.  If, at any time, the General Partner abandons such opportunity with the approval of the Conflicts Committee (as evidenced in writing by the General Partner following the request of such Restricted Person), such Restricted Person may pursue such opportunity.  Any Slifka Restricted Business that is permitted to be acquired or invested in by a Restricted Person must be so acquired or invested in (a) within 12 months of the later to occur of (i) the date that such Restricted Person becomes able to pursue such opportunity in accordance with the provisions of this Section 2.3, and (ii) the date upon which all required governmental approvals to consummate such acquisition or investment have been obtained, and (b) on terms not materially more favorable to such Restricted Person than were offered to the Partnership.  If either of these conditions is not satisfied, the opportunity must be reoffered to the Partnership in accordance with this Section 2.3.

Section 2.4             Enforcement.

(a)           The Slifka Restricted Persons agree and acknowledge that the Partnership does not have an adequate remedy at law for the breach by the Restricted Persons of the covenants and agreements set forth in this Article II, and that any breach by the Restricted Persons of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership.  The Slifka Restricted Persons further agree and acknowledge that the Partnership may, in addition to the other remedies which may be available to the Partnership, file a suit in equity to enjoin the Slifka Restricted Persons from such breach, and consent to the issuance of injunctive relief under this Agreement.  No Slifka Restricted Person or any Person, directly or indirectly, controlled thereby shall be liable for the failure of any other Slifka Restricted Person or any Person, directly or indirectly, controlled thereby to comply with this Article II.

(b)           If any court determines that any provision of this Article II is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any provision of this Article II, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

ARTICLE III
MISCELLANEOUS

Section 3.1             Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the Commonwealth of Massachusetts, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Massachusetts and to venue in Boston, Massachusetts.

Section 3.2             Notice.  All notices or other communications required or permitted under, or otherwise in connection with, this Agreement must be in writing and must be given by depositing same in the U.S. mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by transmitting by national overnight courier or by delivering such notice in person or by facsimile to such Party.  Notice given by mail, national overnight courier or personal delivery shall be effective upon actual receipt.  Notice given by facsimile shall be effective upon confirmation of receipt when transmitted by facsimile if transmitted during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not transmitted during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address, in each case as follows:

if to the Slifka Restricted Persons:

c/o Richard Slifka and Alfred Slifka
800 South Street
Suite 200
Waltham, Massachusetts 02454

with copies to:

Thomas P. Jalkut, Esq.

Nutter McClennen & Fish LLP

World Trade Center West

155 Seaport Boulevard

Boston, MA  02110

Tel: (617) 439-2372

if to the Partnership:

Global Partners LP
P.O. Box 9161
800 South Street
Suite 200
Waltham, Massachusetts 02454
Attention:  Edward J. Faneuil
Fax:  (781) 398-4165

Section 3.3             Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 3.4             Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 3.5             Assignment.  No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

Section 3.6             Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

Section 3.7             Severability.  If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

Section 3.8             Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 3.9             Rights of Limited Partners.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

ALFRED A. SLIFKA

/s/ Alfred A. Slifka

RICHARD SLIFKA

/s/ Richard Slifka

GLOBAL PARTNERS LP

By:	GLOBAL GP LLC,
its General Partner

By:	/s/ Edward J. Faneuil
Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary

GLOBAL PARTNERS LP

BUSINESS OPPORTUNITY AGREEMENT

SIGNATURE PAGE